UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2004

Commission File Number: 1-12675

KILROY REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	95-4598246
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064

(Address of principal executive offices)

(310) 481-8400

(Registrant’s telephone number, including area code)

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE

On August 4, 2004 Kilroy Realty Corporation closed a $144 million private placement of unsecured six- and ten-year notes that were placed with a group of six institutional investors pursuant to a Note and Guarantee Agreement. The Series A tranche totals $61 million, matures in August 2010, and bears interest at 5.72%. The Series B tranche totals $83 million, matures in August 2014 and bears interest at 6.45%. The blended interest rate for the $144 million private placement is 6.14%. The company will use the proceeds to repay a $74 million 8.35% debt facility and reduce its floating rate debt. J.P. Morgan Securities Inc. acted as placement agent in the transaction.

The Note and Guarantee Agreement contains covenants and restrictions requiring Kilroy Realty Corporation and Kilroy Realty, L.P. to meet certain financial ratios and to provide certain information to the holders of the notes issued thereunder. Some of the more restrictive covenants include a maximum total debt to total assets ratio, a maximum total secured debt to total assets ratio, a maximum unencumbered total assets to unsecured debt ratio, a fixed charge coverage ratio, a minimum consolidated tangible net worth requirement and a limitation on partnership distributions. Non-compliance with one or more of the covenants and restrictions could result in the full or partial principal balance of the associated notes becoming immediately due and payable.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNATURES

KILROY REALTY CORPORATION

Date: August 10, 2004	By:	/s/ Ann Marie Whitney
Ann Marie Whitney Senior Vice-President and Controller

EXHIBIT INDEX

Exhibit Number	Description
4.1	Note and Guarantee Agreement dated August 4, 2004 by and between Kilroy Realty L.P. and Kilroy Realty Corporation and the purchasers whose names appear in the acceptance form at the end of the Note and Guarantee Agreement.

4.2	Form of 5.72% Series A Guaranteed Senior Note due 2010.

4.3	Form of 6.45% Series B Guaranteed Senior Note due 2014.

99.1	Press Release dated August 4, 2004.

*	Filed herewith.

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